EXHIBIT 3.6

                             SECOND AMENDMENT TO THE

                                     BYLAWS

                                       OF

                            SFBC INTERNATIONAL, INC.

                                  AS ADOPTED ON

                                February 25, 2003


                       Article I. Meetings of Stockholders
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Section 11.  Advance Notice of Stockholder Nominees and Stockholder Business.
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         To be properly brought before an annual meeting or special meeting, nominations for the election of directors or other business must be:

         (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors,

         (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or

         (c) otherwise properly brought before the meeting by a stockholder.

         For such other nominations or other business to be considered properly brought before the meeting by a stockholder, such stockholder must have given timely notice and in proper form of his intent to bring such business before such meeting. To be timely, such stockholder's notice must be delivered to or mailed and received by the secretary of the Corporation not less than 90 days prior to the meeting; provided, however, that in the event that less than 100 days notice of prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper form, a stockholder's notice to the secretary shall set forth:

         (i) the name and address of the stockholder who intends to make the nominations, propose the business, and, as the case may be, the name and address of the person or persons to be nominated or the nature of the business to be proposed;

         (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or introduced the business specified in the notice;

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         (iii)    if applicable, a description of all arrangements or
                  understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

         (iv) such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the Board of Directors; and

         (v) if applicable, the consent of each nominee to serve as director of the Corporation if so elected.

         The chairman of the meeting may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure.


                              Article II. Directors
                              ----------------------

Section 13. Time, Notice and Call of Meetings. Regular meetings of the Board of Directors shall be held without notice on the second Tuesday of September of each year. Notice of the time and place of special meetings of the Board of Directors shall be given to each director by either personal delivery, any form of electronic or telephonic notice including facsimile transmission, as long as the director is able to retain a copy of the notice, or telegram at least one day before the meeting.

         Notice of a meeting of the Board of Directors need not be given to any director who signs a waiver of notice either before or after the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all obligations to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

         Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

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         A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of any such adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other directors.

         Meetings of the Board of Directors may be called by the president of the Corporation or by any director.

         Members of the Board of Directors may participate in a meeting of such Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.


                              Article III. Officers
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         Section 2. Duties. The officers of this Corporation shall have the following duties and such other duties as delegated by the president.

         The chief executive officer of the Corporation shall have general and active management of the business and affairs of the Corporation subject to the directions of the Board of Directors.

         The president shall be the chief operating officer of the Corporation, and shall act whenever the Chief Executive Officer shall be unavailable.

         The vice president of finance shall be the chief financial officer and be primarily responsible for all filings with the Securities and Exchange Commission. He shall furnish at meetings of the Board of Directors, or whenever requested, a statement of the financial condition of the Corporation and shall perform such other duties as the bylaws provide or the Board of Directors may prescribe.

         The comptroller shall be the chief accounting officer. He shall keep correct and complete records of account, showing accurately at all times the financial condition of the corporation, provide assistance to the chief financial officer and act whenever the chief financial officer shall be unavailable.

         Any other vice president(s) shall perform such duties as may be prescribed by the Board of Directors or the president and shall act whenever the president shall be unavailable.

         The secretary shall have custody of and maintain all of the corporate records except the financial records, shall record the minutes of all meetings of the stockholders and whenever else required by the Board of Directors or the president, and shall perform such other duties as may be prescribed by the Board of Directors.

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         The treasurer shall be the legal custodian of all monies, notes, securities and other valuables that may from time to time come into the possession of the Corporation. He shall immediately deposit all funds of the Corporation coming into his hands in some reliable bank or other depositary to be designated by the Board of Directors and shall keep this bank account in the name of the Corporation.